Exhibit 10.24

Triumph Investment Managers, LLC

Coldstream Park • 116B South River Road • Bedford, NH 03110

(603) 668 – 2301

March 28, 2012

Triumph Investment Managers LLC

Amendment to Engagement Agreement with First Security Group, Inc. and FSGBank, N.A.

This Amendment (the “Amendment”) to the Engagement Agreement (the “Agreement”) dated April 28, 2011 among Triumph Investment Managers, LLC (“TIM”), First Security Group, Inc. (“First Security” or the “Company”) and FSGBank (the “Bank,” and, collectively with the Company, “FSGI”) reflects certain revisions to the Agreement, as agreed upon by the parties and set forth below. This Amendment amends the Agreement only in the specific respects set forth herein and does not affect the remaining provisions of the Agreement, which remain in full force and effect.

Fees and Expenses. The following section amends and supersedes in its entirety the section of the Agreement entitled “Fees and Expenses”:

In consideration of the services to be provided, for so long as this Agreement is effective, TIM will be paid a retainer fee at a rate of $10,000 per month, payable on the first business day of each month, commencing on February 1, 2012.

In addition, as soon as practicable following the achievement of the Strategic Milestones (as defined below) during the term of this Agreement, TIM shall receive a Success Payment in the form of cash and warrants (the “Warrants”) in the following amounts, with the terms of the Warrants being set forth following paragraph (iii) below.

(i)	If FSGI achieves the Strategic Milestones (a) without the payment of a commission to one or more investment banking firms (a “Commission”) in an issuance of Securities (a “Capital Transaction”) or (b) as a result of a Capital Transaction in which one or more investment banking firms collectively receive a Commission with respect to 40% or less of the Aggregate Cash Consideration, then TIM or its designee will receive a cash payment of $1.25 million and Warrants to purchase a number of shares of the common stock of the Company equal to the sum of 1.5% of the aggregate number of fully diluted shares of Company common stock issued and outstanding as of, and taking into account, the issuance of the Warrants.

The term “Securities” shall mean common stock, convertible preferred stock, convertible debt securities, equity-linked securities, equity-linked joint ventures or other equity-linked arrangements of the Company, the Bank or any other entity that directly or indirectly controls or is controlled by the Company, other than customary equity incentive awards.

(ii)	If FSGI achieves the Strategic Milestones as a result of a Capital Transaction in which one or more investment banking firms collectively receive a Commission with respect to more than 40% but less than or equal to 50% of the Aggregate Cash Consideration, then TIM or its designee will receive a cash payment of $1.0 million and Warrants to purchase a number of shares of the common stock of the Company equal to the sum of 1.0% of the aggregate number of fully diluted shares of Company common stock issued and outstanding as of, and taking into account, the issuance of the Warrants.

(iii)	If FSGI achieves the Strategic Milestones as a result of a Capital Transaction in which one or more investment banking firms collectively receive a Commission with respect to more than 50% of the Aggregate Cash Consideration, then TIM or its designee will receive a cash payment of $750,000 and Warrants to purchase a number of shares of the common stock of the Company equal to the sum of 1.0% of the aggregate number of fully diluted shares of Company common stock issued and outstanding as of, and taking into account, the issuance of the Warrants.

The exercise price of the Warrants shall be the lesser of (i) the average closing price of the Company common stock for the ten trading days immediately preceding the issuance of the Warrants and (ii) the lowest common stock equivalent price at which FSGI issued, during the thirty (30) days immediately preceding the issuance of the Warrants, Securities that constituted 5% or more of the shares of Company common stock equivalents outstanding immediately prior to the issuance of such Securities. The Warrants shall be exercisable for a period of seven years from the date of issuance of the Warrants and the terms of the Warrants shall be set forth in one or more agreements (the “Warrant Agreements”), in form and substance reasonably satisfactory to the TIM and the Company. The Warrant Agreements shall contain customary terms, including without limitation, provisions for “cashless” exercise, change of control, and piggyback registration rights. The Warrant Agreement also shall contain provision affording the holder of the Warrants the following anti-dilution protections: (1) anytime within one year after the issuance of the Warrants the Company issues Securities for an Aggregate Cash Consideration in excess of $20 million, then, at the election of the Warrant holder, either or both the exercise price and the number of shares of common stock purchasable under Warrants shall be adjusted to reflect the exercise price and number of shares that the Warrants would have had under this Agreement if those Warrants had been issued at that later date (reduced by any previous partial exercise of the Warrants), and (2) in the case of any issuance of Securities not subject to clause (1) of this sentence, the anti-dilution protection shall consist of a weighted average formula or, at the election of the holder of the Warrants, any anti-dilution protection granted to any other Security holder within ninety (90) days prior to the date of issuance of the Warrants. “Aggregate Cash Consideration” shall mean the total cash proceeds received by the Company for the sale of Securities, including proceeds received upon the exercise of options, warrants and/or other similar Securities, and any amount paid into escrow. In the event the Company determines that the Company is required under NASDAQ Stock Market Rule 5635 (or any successor provision) to obtain prior shareholder approval of the issuance of the Warrants, the Company shall use commercially reasonable efforts to obtain such shareholder approval, and in the event that the Company does not obtain such shareholder approval, the Company, at TIM’s election, shall pay TIM an amount in cash of equivalent value, based on generally accepted accounting principles, to the Warrants.

As used in this Agreement, the term “Strategic Milestones” means (a) TIM’s presentation to the FSGI board of directors of a reasonably complete draft of the Strategic Plan; and (b) the Company and the Bank having capital levels equal to or in excess of the capital levels generally necessary for a bank holding company or national bank, as applicable to be considered well-capitalized and without taking into account any order, memorandum of understanding or similar directive specifically applicable to the Company or the Bank, and the Bank having a leverage ratio of at least 9.0% and a total risk-based capital ratio of at least 13.0%. The Company’s capital ratios will be those set forth in the Company’s periodic reports filed with the SEC or the Federal Reserve, and the Bank’s capital ratios will be those set forth in the Bank’s Call Reports; provided, however, that if the Company issues a press release announcing the sale of Securities and disclosing capital ratios that, giving effect to the proceeds of such sale, meet the criteria in clause (b) of the preceding sentence, that criteria shall be deemed to have been satisfied.

If, during the term of this Agreement and prior to the achievement of the Strategic Milestones, the Company enters into an Alternative Transaction (as defined below), FSGI shall pay TIM a cash fee equal to $500,000 at the closing of the Alternative Transaction, which payment shall be in lieu of any other Success Payment provided for herein. As used in this Agreement, the phrase Alternative Transaction means a transaction, including a sale of Securities, that results, directly or indirectly, in: (i) a sale of substantially all of the common stock of the Company or the Bank, whether by merger, share exchange, tender offer or other form of transaction; (ii) a sale of all or substantially all of the Company’s assets; or (iii) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “1934 Act”) becoming a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company or the Bank representing twenty-five percent (25%) or more of the total number of votes that may be cast for the election of directors of the Company or the Bank, as applicable (other than in the case of the Bank, for the Company’s ownership of the capital stock of the Bank).

Further, TIM will be reimbursed for actual and reasonable travel expenses as well as other reasonable and customary expenses in connection with its services under this agreement, and subject to the exceptions in the last sentence of this paragraph, total taxable reimbursements shall not exceed: (a) $72,000 for the entire term of the Agreement; or (b) $3,000 in any calendar month without the Company’s prior written approval. Such expenses will be reimbursed monthly upon delivery of reasonable documentation of such expenses. To the extent any reimbursement TIM receives is taxable to TIM, in no event shall any such reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred, nor shall the amount of reimbursable expenses incurred in one taxable year affect the expenses eligible for reimbursement provided in any other taxable year. The right to a reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. Nothing contained in this paragraph shall affect in any way (i) the right of an Indemnified Party (as defined below) to indemnification under this Agreement, and (ii) the right of Mr. Keller to be reimbursed for actual and reasonable expenses for travel primarily to attend any board or committee meeting.

Term of Agreement. The following section amends and supersedes in its entirety the section of the Agreement entitled “Term of Agreement”:

The Agreement will terminate on April 28, 2013. The Agreement may be terminated by either FSGI or TIM at any time with or without cause, immediately upon 30 days’ written notice to that effect to the other party.

In the event TIM terminates this Agreement for Good Reason (as defined below) or FSGI terminates this Agreement without Cause (as defined below), TIM will remain entitled to be paid success fees provided for in accordance with this Agreement, in the event that at any time prior to the expiration of twelve (12) months after the termination of TIM’s engagement the Strategic Milestones are achieved or an Alternative Transaction is consummated. In the event TIM terminates this Agreement without Good Reason or FSGI terminates this Agreement with Cause, TIM shall not be entitled to any fees beyond those earned at the time of the termination. As used in this paragraph, the term “Good Reason” means a breach by the Company or the Bank of this Agreement that has had, or reasonably is expected to have, a material adverse effect on the business, interests or reputation of TIM or any principal of TIM or any of their affiliates, and which breach by its nature cannot be cured or shall not have been cured within thirty (30) days after written notice of such breach by TIM to FSGI; and the term “Cause” means (i) a reasonable good faith determination of FSGI, by the affirmative vote of at least three-fourths (3/4) of the Company’s then current directors (other than Mr. Keller), that TIM or any principal of TIM has willfully violated, in connection with the engagement hereunder, any law, rule or regulation governing the operation of the Company or the Bank or any of its affiliates or the insurance of deposits held by the Bank, provided that such violation is described in reasonable detail in the Company’s notice of termination of this Agreement, and provided further that if such violation would not reasonably be expected to have a material adverse effect on the business, interests or reputation of the Company or the Bank or any of their affiliates if such violation is promptly abated, the Company shall have given TIM a reasonably opportunity (which need not be more than thirty (30) days) to cease such violation, or (ii) a breach of this Agreement by TIM or any principal of TIM, which breach by its nature cannot be cured or shall not have been cured within thirty (30) days after written notice of such breach by FSGI to TIM, provided that the Board of Directors of either the Company or the Bank determines in good faith, by the affirmative vote of at least three-fourths (3/4) of the then current directors (other than Mr. Keller), that such breach has had, or reasonably is expected to have, a material adverse effect on the business, interests or reputation of the Company or the Bank or any of their affiliates.

Except as expressly provided otherwise in this Agreement, any termination of this Agreement shall not affect the Company’s obligations under this Agreement regarding the payment of fees and expenses previously earned but not yet paid, potential payment of fees under the tail-period provided above, if applicable, or indemnification and contribution, each of which shall survive such termination and remain operative and in full force and effect.

Board of Directors. The following section amends and supersedes in its entirety the section of the Agreement entitled “Board of Directors”:

For so long as this Agreement is effective, the Boards of Directors of First Security and the Bank will nominate Robert P. Keller for re-election to the respective Boards of Directors and recommend to their respective shareholders a vote in favor of re-election. The Company and the Bank shall reimburse Mr. Keller for actual and reasonable expenses for travel primarily to attend board or committee meetings, without regard to any other provision of this Agreement, and Mr. Keller will be entitled to receive the same compensation for his services as the other directors of the Company and the Bank receive, effective February 1, 2012.

This Amendment is acknowledged and agreed to on this 28th day of March, 2012 by:

FIRST SECURITY GROUP, INC.

By:	/s/ D. Michael Kramer

Title:	Chief Executive Officer

Print name:	D. Michael Kramer
FSGBank, National Association

By:	/s/ D. Michael Kramer

Title:	Chief Executive Officer

Print name:	Michael Kramer
TRIUMPH INVESTMENT MANAGERS LLC

By:	/s/ Robert P. Keller

Title:	Managing Director

Print name:	Robert P. Keller
By:	/s/ John J. Clarke

Title:	Managing Director

Print name:	John J. Clarke

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